Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

COLUMBIA FUNDS SERIES TRUST III

This Certificate of Trust of Columbia Funds Series Trust III (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. § 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Columbia Funds Series Trust III.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

5. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Marco E. Adelfio
Marco E. Adelfio not in his individual capacity, but solely as trustee